Exhibit 10.2

COVENANT NOT TO COMPETE AGREEMENT

Mark L. Yoseloff

THIS AGREEMENT is made and entered into as of February 23, 2004 by and between Shuffle Master, Inc., a Minnesota corporation (the “Company”), and Mark L. Yoseloff (the “Employee”), a resident of the State of Nevada.

RECITALS:

A.                                   The Company is in the business of developing, manufacturing, distributing and otherwise commercializing gaming equipment, games, and operating systems for gaming equipment and related products and services throughout the United States and in Canada and other countries (the “Business”).

B.                                     Employee is the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors.

C.                                     The Company and Employee wish to provide for the orderly succession of Employee’s successor, when Employee’s employment with the Company ends by providing a fixed period of time during which Employee will not compete with the Company and be available to provide counsel to Employee’s successor.

AGREEMENT

Now therefore Employee and the Company agree as follows:

1. Non-competition. In consideration of the provisions of this Agreement and in consideration of the provisions of Employee’s Employment Agreement with the Company, Employee shall not, for a period of three (3) years immediately following his last day of employment:

(a)                                  directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the Business.

(b)                                 either alone or in conjunction with any other person, partnership or business, directly or indirectly, solicit or divert or attempt to solicit or divert any of the employees or agents of the Company or its affiliates or successors to work for or represent any competitor of the Company or its affiliates or successors or to call upon any of the customers of the Company or its affiliates or successors.

2. Non Compete Payments. In consideration of the covenants contained herein, including the three (3) year period of non-competition following Employee’s employment, the Company agrees that, in the event Employee is terminated without just cause, Company will compensate Employee as follows:

(a)                                  Employee’s annualized base salary as of his last day of employment will be added to Employee’s average annual bonus awarded under the annual executive bonus program over his last three (3) years of employment, then multiplied by 2, and that product will be paid to Employee in equal amounts at the same intervals as other employees of the Company over the two and one-half (2 1/2) year period immediately following his last day of employment..

(b)                                 During Employee’s three year period of Non Competition, Company will provide Employee benefits it provides its non executive Employees, provided however, Employee will not receive any vacation\sick pay nor be eligible to participate in the Company’s bonus programs and stock option plans

In the event Employee voluntarily terminates his employment after February 23rd 2006 then Company will compensate Employee as set forth in subparagraphs a and b above, except that the product determined under subparagraph a will be determined by using a multiplier of 1 rather than a multiplier of 2.

Notwithstanding the above, in the event of a Change of Control, if Employee does not enter into a consulting or employment agreement with the newly controlled entity, then Company will compensate Employee as set forth in subparagraphs a and b above, except that the product determined under subparagraph a will be determined using a multiplier of 2.5 rather than a multiplier of 2 and this covenant not to compete will apply to and be for the benefit of such newly controlled entity.

In the event, Employee is terminated by the Company for just cause as defined in Employee’s February 23rd Employment Agreement with the Company, then Employee will remain bound by this Covenant Not to Compete, but Company will have no obligation to make any of the payments or provide any of the other benefits to be made to Employee under this Agreement.

3.               Consultation With New C.E.O. Employee at the Company’s request will provide consultation to the Company’s new Chief Executive Officer as reasonably needed to effect a smooth transition.

4.               No Conflicting Agreements. Employee has the right to enter into this Agreement, and hereby confirms Employee has no contractual or other impediments to the performance of Employee’s obligations.

5.               Independent Covenants. The covenants on the part of the Employee contained herein shall be construed as agreements independent of any other provision in this Agreement; it is agreed that the relief for any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall be measured in damages and shall not constitute a defense to enforcement by the Company of these covenants.

6.               Injunctive Relief; Attorneys’ Fees. In recognition of the irreparable harm that a violation by Employee of any of the covenants contained herein would cause the Company, the Employee agrees that, in addition to any other relief afforded by law, an injunction (both temporary and permanent) against such violation or violations may be issued against him and every other person and entity concerned thereby, it being the understanding of the parties that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies. Employee consents to the issuance of such injunction relief without the posting of a bond or other security. In the event of any such violation, THE EMPLOYEE AGREES TO PAY THE COSTS,

EXPENSES AND REASONABLE ATTORNEYS’ FEES INCURRED BY THE COMPANY IN PURSUING ANY OF ITS RIGHTS WITH RESPECT TO SUCH VIOLATIONS, IN ADDITION TO THE ACTUAL DAMAGES SUSTAINED BY THE COMPANY AS A RESULT THEREOF.

7.               Notice. Any notice sent by registered mail to the last known address of the party to whom such notice is to be given shall satisfy the requirements of notice in this Agreement.

8.               Severability. It is further agreed and understood by the parties hereto that if any provision of this Agreement should be determined by a court to be unenforceable in whole or in part, it shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

9.               Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

10.             Heirs, Successors and Assigns. The terms, conditions, and covenants hereof shall extend to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

11.             Entire Agreement. This Agreement is the entire agreement of the parties hereto concerning the subject matter hererof and supersedes and replaces any oral or written existing agreements between the Company and the Employee relating to the same subject matter. The Company and Employee hereby acknowledge that there are no agreements or understandings of any nature, oral or written, regarding Employee’s non competition apart from this Agreement and Employee’s Employment Agreement dated February 23rd 2004, which is not replaced by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

EMPLOYER:		EMPLOYEE:

SHUFFLE MASTER, INC.

By:	/s/ Paul C. Meyer	/s/ Mark L. Yoseloff
Its:	President and Chief Operating Officer	Mark L. Yoseloff

APPROVED:

/s/ Garry Saunders
Garry Saunders
Chairman
Shuffle Master Compensation Committee